ENHANCED SHAREHOLDER VALUE
--------------------------------------------------------------------------------
        The First Bank System transaction makes tremendous financial sense for the First Interstate shareholder

        All numbers presented below are from the First Interstate shareholders' perspective


                                                        FBS           WFC
                                                        ---           ---

-------------------------------------------------------------------------------

        EXCHANGE RATIO                                  2.60         0.67

        HIGH EARNINGS ACCRETION

            1996 EPS                                      8%        (10%)
            1997 EPS                                     24%          0%
            1997 EPS (full cost saves)                   24%          9%

            1996 Cash EPS                                10%          6%
            1997 Cash EPS                                25%         14%
            1997 Cash EPS (full cost saves)              25%         23%

        HIGHER DIVIDEND RATE (18% increase)           $3.77PS      $3.20PS

Notes: Results are based on Wall Street consensus estimates, and normalized for loan loss provisions (50 bps for FI and 80 bps for WFC)








                  ANALYSIS OF REVISED WELLS FARGO PROPOSAL
--------------------------------------------------------------------------------

                     OPERATING PERFORMANCE TRENDS

                                                     1993      1994    9/30/95
--------------------------------------------------------------------------------

OPERATING EFFICIENCY RATIO:

  First Bank System                                  64%        58%      55%
  Wells Fargo                                        56         57       57
  First Interstate                                   66         61       59

  Peer Median                                        62         62       60

REVENUE GROWTH:

  First Bank System                                  32.1%       5.7%    19.6%
  Wells Fargo                                        (0.3)      (0.5)    (0.4)
  First Interstate                                    3.4       11.7      9.0

  Peer Median                                         9.0        1.8      6.4

NPAS/TOTAL ASSETS:

  First Bank System                                   0.69%      0.51%    0.51%
  Wells Fargo                                         3.01       1.60     1.66
  First Interstate                                    0.57       0.46     0.37


  Peer Median                                         0.90       0.62     0.56